EXHIBIT I

SHAREHOLDER VOTING AGREEMENT

   THIS SHAREHOLDER VOTING AGREEMENT is made and entered into this ______ day of _________________, 2001, by and between Health Outcomes Management, Inc., a Minnesota Corporation, (the "Company") represented by Peter Zugschwert ("Zugschwert"), its President, and the undersigned shareholder of Health Outcomes Management, Inc. ("Shareholder").

WHEREAS, the parties believe that it is in the best interest of the Company that all shares of voting capital stock now owned or hereafter acquired by the Shareholder (collectively, the "Voting Shares") shall be voted on any and all Covered Matters (as hereinafter defined) in the manner provided herein.

NOW, THEREFORE, in consideration of the foregoing premise, the mutual covenants and conditions hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

  Voting.   The Shareholder hereby agrees that on each and every Covered Matter submitted to a vote of the holders of any class of voting capital stock in the Company, the Shareholder will vote (either in person or by proxy or pursuant to a written action) all of the Voting Shares registered in his/her/its name at the record date for such vote in the manner as provided by Zugschwert in his capacity as President of the Company. A "Covered Matter" is any matter submitted to the shareholders of the Company for a vote involving (i) sale of all or substantially all of the Company's assets or (ii) the merger or consolidation of the Company with or into another entity.

  Waiver of Right to Abstain or Be Absent from a Meeting.   The Shareholder hereby expressly waives any rights which he/she/it would otherwise have to abstain from any action taken with respect to a Covered Matter, or to be absent from, a duly held meeting which addresses any Covered Matter.

  Manner of Designating Vote.   Promptly, but in no event later than fifteen (15) days preceding a meeting of the shareholders of the Company at which a Covered Matter is to be transacted, the Company's representative, Zugschwert, shall deliver to the Shareholder written notice setting forth the manner in which the Company requests the Shareholder to vote at such meeting on any Covered Matter.

  Limitations on Transfer.   The Shareholder shall not sell, transfer, assign or otherwise dispose of the Voting Shares to any person, other than to the Company, unless and until such persons shall agree in writing to take such Voting Shares subject to, and shall subscribe in writing to the terms and conditions of, this Agreement, in which event such subscribing person shall be bound by the terms and conditions of this Agreement applicable to the Shareholder. Upon any transfer of the Voting Shares to the Company, such Voting Shares shall no longer be subject to this Agreement and the transfer of the Voting Shares shall not be deemed to be subject to the terms and conditions of this Agreement.

  Notices.   All notices hereunder shall be in writing and shall be deemed given if and when mailed by first class, postage prepaid mail or personally delivered to the addresses set forth below or such other address as any party hereto may specify by written notice to each other party hereto:

if to Company:	Health Outcomes Management, Inc.
Peter Zugschwert, President
2331 University Avenue SE
Minneapolis, MN 55414
if to Shareholder:

    Specific Performance.   The parties agree that a breach by the Shareholder of the terms of this Agreement will cause the Company irrevocable harm, which cannot be reasonably or adequately compensated by receipt of money damages at law. The Shareholder therefore expressly agrees that the Company shall be entitled, in addition to any other remedies legally available, to specific enforcement, injunctive relief and/or other equitable relief to prevent or remedy a breach of this Agreement or any part hereof.

    Amendment.   This Agreement may be altered or amended only by a writing signed by the parties hereto.

    Termination.   This Agreement shall continue in full force until 5:00 p.m. Minneapolis, Minnesota time on April 30, 2002, at which time it shall automatically terminate; provided, however, that this Agreement may be terminated earlier by written notice to the Shareholder from the Company.

    Benefit and Assignment.   This Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, transferees and assigns.

    Governing Law.   This Agreement shall be construed and governed by and according to the laws of the State of Minnesota.

    Severability.   If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect any other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

  SHAREHOLDER

  Signature

  Print Name

  Voting Shares of Company held by Shareholder

  HEALTH OUTCOMES MANAGEMENT, INC.

  By   /s/ Peter J. Zugschwert
     Peter Zugschwert, President